EXHIBIT 3.1

Purchase Agreement

Mergence Corporation

Oxford Corporation

August 2, 2004

This Agreement dated August 2, 2004 by and between Mergence Corporation (“Company”) and Tom Hemingway, T. Richard Hutt and David P. Noyes (“Buyers”) Provides for the purchase of one million shares of Oxford Media Corp. (“Oxford”) from the Company and the agreement by the Company to dividend the balance of the outstanding stock of Oxford to the Company’s shareholder of the Company as of August 27, 2004.

Recitals

1.

In July 2004, the Board of Directors of Mergence and Oxford elected to forward spilt the 300 shares of common stock of Oxford 600:1 resulting in 1,800,000 outstanding.

2.

Oxford has had no operations since September 30, 2002 The Company has been a 100% subsidiary of Mergence since its formation on October 1, 1999.  In February 2004, the Board of Directors of Mergence elected to spin out the stock of the Company to the shareholders of Mergence, however, that transaction was never finalized.

3.

As of June 30, 2004, Oxford had no assets and a negative net worth of $3,645. The audited December 31, 2003 and unaudited June 30, 2004 financial statements have been prepared on the basis of the Company continuing as a going concern. Oxford has incurred operating losses from operations from inception through June 30, 2004 totaling $13,517,981, including allocations from Mergence for general and administrative expenses and has accumulated a deficit at June 30, 2004 in the amount of $13,517,981.The allocation from Mergence for general and administrative expenses since inception was approximately $ 12,455,000.

4.

Oxford had entered into Letters of Intent to acquire to companies and for these agreements to be finalized; ownership of Oxford must be transferred to new operating management of Oxford with 800,000 shares transferred to the shareholders of Mergence.

5.

The buyers agree to purchase one million shares of the outstanding stock for $60,000 or ($0.06 per share) by cancellation indebtness for deferred compensation, services, expenses and loans.  The Buyers also agree to have Oxford assume certain liabilities of Mergence related to the building lease, legal and accounting fees and taxes and assessments as follows:

Building costs                $ 62,194

Professional Fees              55,125

Accrued Expenses              8,000

         $ 125,319

Agreed:

Mergence Corporation:

August 2, 2004

_____________________________________________

By:  Thomas Hemingway Chairman, CEO and Director

      __________________________________________

       T. Richard Hutt, Secretary-Treasurer and Director

      __________________________________________

       James Budd, Director

Buyers:

August 2, 2004

______________________________

 Thomas Hemingway

______________________________

 T. Richard Hutt

______________________________

David P. Noyes

EXHIBIT 3.2

Mergence Corporation

Oxford Corporation

August 17, 2004

This Agreement dated August 17, 2004 by and between Mergence Corporation (“Company”) and Tom Hemingway, T. Richard Hutt and David P. Noyes (“Buyers”) amends the purchase agreement  (“Agreement”) between the Company which provided for the purchase of one million shares of Oxford Media Corp. (“Oxford”) from the Company and the agreement by the Company to dividend the balance of 800,000 shares of the outstanding common stock of Oxford to the Company’s shareholders of the as of August 27, 2004.

The Company has been advised by counsel that the contemplated dividend of the 800,000 Oxford shares was not possible and the Agreement is hereby modified as follows:

Buyers agrees to purchase the balance of 800,000 shares owned of Oxford common stock owned by Mergence totaling for the purchase price of $48,000 by canceling indebtness for deferred compensation, services, expenses and loans, and have Oxford assume the following liabilities from Mergence Corporation:

Building Costs              $  62,194

Professional Fees              55,125

Accrued Expenses              8,000

         $ 125,319

Further the Buyers agree that Oxford will issue 800,000 newly issued shares of its common stock to Mergence Corporation shareholders pro-rata from a list provided by Mergence and that prior to such issuance, will file with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, a registration statement covering the shares.  The issuance shall be made by Oxford when and if the registration statement shall have been declared effective by the Securities and Exchange Commission.  Oxford intends to prepare and file a registration statement on Form SB-2 as soon as possible, at the Oxford’s cost, in order to make the share issuance in accordance with the Securities Act of 1933.

Agreed:

Mergence Corporation:

August 17, 2004

       _________________________________________

By:  Thomas Hemingway Chairman, CEO and Director

      __________________________________________

       T. Richard Hutt, Secretary-Treasurer and Director

      __________________________________________

       James Budd, Director

Buyers:

August 17, 2004

______________________________

 Thomas Hemingway

______________________________

 T. Richard Hutt

______________________________

David P. Noyes